                                                                                                                            Exhibit 12.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of April 7, 2005, by 8 Holdings LLC, a Colorado limited liability company (“8 Holdings,” or the “Purchaser”), Metaphor Corp., a Nevada corporation (“Metaphor”), and Mark L. Baum, an individual (“Mr. Baum”).

RECITALS

A. Metaphor desires to sell and issue, and the Purchaser desires to purchase, shares of the common stock of Metaphor that will be equal to, in the aggregate, 66.82% of the issued and outstanding shares of Metaphor immediately after such purchase, for the consideration and on the terms set forth in this Agreement; and

B. In order to induce the Purchaser to enter into this Agreement, and as additional consideration therefore, Metaphor and Mr. Baum desires to make certain agreements contained in this Agreement.

AGREEMENT

In consideration of the premises and the covenants and representations set forth herein, and for other good and valuable consideration, the parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“ABCI” -- as defined in Section 3.1(c).

“ABCI Merger”-- as defined in Section 3.1(c).

“Accounts Receivable” -- as defined in Section 3.6.

“Balance Sheet”--as defined in Section 3.4(b).

“Breach”--a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Baum Lock-Up Agreement” -- as defined in Section 2.4(a)(vi).

“Baum Note” -- as defined in Section 2.4(a)(v).

“Closing”-- as defined in Section 2.3.

“Closing Date” -- the date and time as of which the Closing actually takes place.

“Consent”-- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Consideration” -- as defined in Section 2.2.

“Contemplated Transactions”-- all of the transactions contemplated by this Agreement, including the following: (a) the issuance of the Shares by Metaphor to the Purchaser or its designees; (b) the execution, delivery, and performance of the Escrow Agreement, the JMAX Consulting Agreement, the Baum Note, and the Baum Lock-Up Agreement; (c) the performance by the Purchaser and Metaphor of their respective covenants and obligations under this Agreement; and (d) the Purchaser’s acquisition and ownership of the Shares and exercise of control over Metaphor.

“Contract”-- any agreement, lease, license, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages”-- as defined in Section 10.2.

“Encumbrance”-- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment”-- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities”-- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)  any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)  fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)  financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such actions have been required or requested by any
    Governmental Body or any other Person) and for any natural resource damages; or

(d)  any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,”“remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Environmental Law”-- any Legal Requirement that requires or relates to:

(a)  advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)  preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)  reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)  assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)  protecting resources, species, or ecological amenities;

(f)  reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)  cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h)  making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Escrow Agent” - shall mean Patton Boggs LLP or such other Person as the parties hereto may select.

“Escrow Agreement” - as defined in Section 2.4(a).

“Exchange Act” -- the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Financing”-- gross proceeds raised by equity and/or convertible debt funding in an amount of at least $15,000,000, a majority of which will be expended on or before the Closing for the Media Acquisition and the
Contemplated Transactions, together with costs of the Media Acquisition and the Contemplated Transactions.

“GAAP”-- generally accepted United States accounting principles.

“Governmental Authorization”-- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”-- any:

(a)  nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)  federal, state, local, municipal, foreign, or other government;

(c)  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)  multi-national organization or body; or

(e)  body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Materials”-- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indemnified Persons”-- as defined in Section 10.2.

“IRC”-- the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS”-- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“JMAX Consulting Agreement” -- as defined in Section 2.5(a)(iv).

“Knowledge”- a human being, including, but not limited to, Mark L. Baum, will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or should have known about such fact or matter based on the information in that individual’s possession or made available to him. A Person (other than a human being) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement”-- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Listed Liabilities” -- as defined in Section 2.5(b)(iii).

“Media Acquisition”- means the acquisition by Metaphor pursuant to the Media Acquisition Agreement.

“Media Acquisition Agreement” - means that certain Sale and Purchase Agreement to be entered into by and among Metaphor, Hong Kong Huicong International Group Limited, and the other parties named therein, substantially in the form attached hereto as Exhibit A.

“Metaphor”-- as defined in the first paragraph of this Agreement.

“Metaphor Closing Documents” -- as defined in Section 3.2(a).

“Metaphor Common Stock” -- as defined in Section 3.3(a).

“Metaphor Disclosure Schedule”-- the disclosure schedule delivered by Metaphor to the Purchaser concurrently with the execution and delivery of this Agreement.

“Mr. Baum” -- as defined in the first paragraph of this Agreement

“Occupational Safety and Health Law”-- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order”-- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business”-- an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)  such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)  such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c)  such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents”-- the articles or certificate of incorporation and the bylaws of a corporation, or the articles or certificate of organization and the limited liability company agreement of a limited liability company, and any amendment thereto.

“Person”-- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or
Governmental Body.

“Proceeding”-- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Reporting Expenses” - as defined in Section 2.7 of this Agreement.

“Required Documents” - as defined in Section 11.16 of this Agreement.

“SEC” -- the Securities and Exchange Commission.

“SEC Documents” -- as defined in Section 3.4(a) of this Agreement.

“Securities Act”-- the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Shares”-- as defined in Section 2.1 of this Agreement

“Tax Return”-- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any
Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal
Requirement relating to any Tax.

“Threatened”-- a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.	SALE AND TRANSFER OF SHARES; ESCROW CLOSING

2.1  Shares

. Subject to the terms and conditions of this Agreement, at the Closing Metaphor will sell and transfer to the Purchaser and/or its designees a number of shares of Metaphor Common Stock equal to, in the aggregate, 66.82% of the Metaphor Common Stock issued and outstanding immediately subsequent to Closing (the “Shares”). In addition, at the Closing the Purchaser and/or its designees shall receive, and the “Shares” shall also include, that number of shares of Metaphor Common Stock equal to the difference between 30.86% of the Metaphor Common Stock issued and outstanding immediately subsequent to the closing of the transactions contemplated in the Media Acquisition Agreement and the number of shares issued by Metaphor pursuant to the Media Acquisition Agreement. Allocation of the Shares among the Purchaser and its designees will be determined according to the written instructions of 8 Holdings that 8 Holdings will deliver to Metaphor at least five business days prior to the Closing Date (the “Share Allocation Notice”).

2.2  Consideration

. In consideration for the Shares, and subject to the terms and conditions of this Agreement, at the Closing the Purchaser shall transfer to Metaphor the proceeds of the Financing, reduced by the costs of the Financing and the Contemplated Transactions (the “Consideration”).

2.3  Closing

. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Patton Boggs LLP, in Denver, Colorado, or at such other location as the parties hereto agree, on the earlier of (a) June 30, 2005; or (b) the date that is five business days following the date designated by 8 Holdings, or at such other time and places to which Metaphor and 8 Holdings agree.

Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4  Escrow.

(a)  Concurrent with the execution of this Agreement, Metaphor will deliver to the Escrow Agent, under an escrow agreement substantially in the form of Exhibit A attached hereto (the “Escrow
    Agreement”) which the Escrow Agent and the parties to this Agreement shall enter into at the time of execution of this Agreement:

(i)   a number of shares of Metaphor Common Stock equal to 66.82% of the Metaphor Common Stock issued and outstanding on the date hereof, issueable to the Purchaser or its designees;

(ii)  a copy of duly executed resolutions of Metaphor’s board of directors, certified by the President and Secretary of Metaphor, electing Harlan Kleiman, and Clive Ng, and/or other directors designated to Metaphor by 8 Holdings, to be directors of Metaphor effective as of the Closing Date;

(iii)  resignations of each of the directors of Metaphor, effective as of the Closing Date;

(iv)  a copy of the consulting agreement in the form of Exhibit 2.4(a)(iv), executed by Metaphor and JMAX Holdings, Inc., to be effective as of the Closing Date (the “JMAX Consulting
    Agreement”);

(v)  a copy of the note payable by Metaphor to Mr. Baum in the form of Exhibit 2.4(a)(v), due and payable on the Closing Date (the “Baum Note”);

(vi)  a “no-sale and lock-up” written agreement in the form of Exhibit 2.4(a)(vi) executed by Metaphor and Mr. Baum, to be effective as of the Closing Date (the “Baum Lock-Up
    Agreement”); and

(vii)  a number of shares of Metaphor Common Stock equal to 30.68% of the Metaphor Common Stock issued and outstanding on the date hereof, to be exchanged by Metaphor pursuant to the Media Acquisition Agreement.

(b)  Concurrent with the execution of this Agreement, 8 Holdings will deliver to the Escrow Agent, under the Escrow Agreement, $65,000.

2.5  Closing Obligations

At the Closing:

(a)  The Escrow Agent, pursuant to the Escrow Agreement, will deliver to the Purchaser:

(i)  certificates representing the Shares issued to the Purchaser or its designees in the amounts to be delivered to Metaphor by 8 Holdings in accordance with Section 2.1 of this
    Agreement;

(ii)  a copy of duly executed resolutions of Metaphor’s board of directors, certified by the President and Secretary of Metaphor, electing Harlan Kleiman, and Clive Ng, and/or other directors designated to Metaphor by 8 Holdings, to be directors of Metaphor effective as of the Closing Date;

(iii)  resignations of each of the directors of Metaphor, effective as of the Closing Date;

(iv)  the JMAX Consulting Agreement;

(v)  the Baum Note; and

(vi)  the Baum Lock-Up Agreement.

(b)  Metaphor will deliver to the Purchaser:

(i)  a certificate executed by the President and Secretary of Metaphor representing and warranting to the Purchaser that each of Metaphor’s representations and warranties in this
    Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

(ii)  a certificate executed by the President and Secretary of Metaphor certifying as to (A) its Organizational Documents, (B) the incumbency of its officers, and (C) resolutions of both the board of directors and shareholders of Metaphor authorizing the transactions described herein;

(iii)  The updated list of all Metaphor liabilities (the “Listed Liabilities”) as described in Section 2.6;

(iv)  The updated list of all Reporting Expenses as described in Section 2.7; and

(v)  A list of all of the shareholders of Metaphor as of the Closing Date, including the number of shares of Metaphor Common Stock each shareholder owns.

(c)  The Purchaser will deliver to Metaphor:

(i)  the Consideration; and

(ii)  a certificate executed on behalf of the Purchaser representing and warranting to Metaphor that each of the Purchaser’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

(d)  The Escrow Agent, in accordance with the Escrow Agreement, will deliver the $65,000 placed in escrow pursuant to Section 2.4(b) of this Agreement to Mr. Baum for payment of certain Metaphor liabilities as described in Section 2.6 below.

2.6  Metaphor Liabilities

Attached hereto as Exhibit 2.6 is a list of all of Metaphor’s outstanding liabilities as of the date hereof. This list will be updated at the Closing. At the Closing, 8 Holdings shall provide Mr. Baum with $65,000 to satisfy all of Metaphor’s outstanding liabilities as of the time of Closing. To the extent that Mr. Baum satisfies Metaphor’s liabilities for less than $65,000, Mr. Baum shall be entitled to retain the difference. Mr. Baum will assume, and indemnify Metaphor for, all liability, costs, and expenses related to these liabilities pursuant to the provisions of Sections 10.2 and 10.3 of this Agreement.

2.7  Exchange Act Filing Expenses

If, during the period beginning immediately after the date Metaphor filed its Form 10-KSB for the fiscal year ended December 31, 2004 and ending on the Closing Date, Metaphor incurs a reasonable third-party expense in the preparation or filing of either a Form 10-QSB or a Form 8-K pursuant to the Exchange Act, 8 Holdings shall, on the Closing Date, reimburse Metaphor for such reasonable third-party expenses (“Reporting Expenses”). No later than ten days before the Closing Date, Metaphor shall provide 8 Holdings with a list of all of its Reporting Expenses. This list will be updated at Closing. The provisions of this paragraph are based on the assumption that Mr. Baum will prepare, at no charge to Metaphor, all such reports in the same manner and to the same extent that he has done prior to the date of this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF METAPHOR

Metaphor represents and warrants that, except as set forth in the Metaphor Disclosure Schedule attached hereto as Schedule A, the statements contained in this Section 3 are true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date.

3.1  Organization and Good Standing.

(a)  Metaphor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under applicable Contracts. Metaphor is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction where such qualification is required.

(b)  Metaphor has delivered to 8 Holdings complete and correct copies of Metaphor’s Organizational Documents as currently in effect, and such Organizational Documents have not been amended, corrected, restated or superseded in any way. Metaphor is not in violation, nor has it taken any action in violation, of any provisions of its Organizational Documents. Metaphor has delivered to 8 Holdings minutes of all of Metaphor’s board of directors and stockholders meetings, all of which are complete and accurate as of the date of this Agreement and as of the Closing Date.

(c)  Metaphor has delivered to 8 Holdings complete and correct copies of the Organizational Documents of ABCI Holdings, Inc., a Delaware corporation (“ABCI”), as in effect as of the date of the merger between Metaphor and ABCI (the “ABCI Merger”). ABCI took no action in violation of any provisions of its Organizational Documents in consummating either the ABCI Merger, or any transactions incident to the ABCI Merger. Metaphor has delivered to 8 Holdings minutes of all of ABCI’s board of directors and stockholders meetings, all of which were complete and accurate as of the date of the
ABCI Merger.

3.2  Authority; No Conflict.

(a)  This Agreement constitutes the legal, valid, and binding obligation of Metaphor, enforceable against Metaphor in accordance with its terms. Upon the execution and delivery by Metaphor of (i) the
JMAX Consulting Agreement; (ii) the Baum Note; and (iii) the Baum Lock-Up Agreement (collectively, the “Metaphor Closing Documents”), the Metaphor Closing Documents will constitute the legal, valid, and binding obligations of Metaphor, enforceable against Metaphor in accordance with their respective terms. Metaphor has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Metaphor Closing Documents and to perform its obligations under this Agreement and the Metaphor Closing Documents.

(b)  This Agreement constitutes the legal, valid, and binding obligation of Mr. Baum, enforceable against Mr. Baum in accordance with its terms. Upon the execution and delivery by Mr. Baum of the Baum Lock-Up Agreement, and as of the Closing Date, the Baum Lock-Up Agreement will constitute the legal, valid, and binding obligation of Mr. Baum, enforceable against Mr. Baum in accordance with its terms.

(c)  Except as set forth in Section 3.2(c) of the Metaphor Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated
    Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)  contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Metaphor, or (B) any resolution adopted by the board of directors or the stockholders of Metaphor;

(ii)  contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement, Governmental Authorization, or any Order to which Metaphor, or any of the assets owned or used by Metaphor, may be subject;

(iii)  cause Metaphor or the Purchaser to become subject to, or to become liable for the payment of, any Tax;

(iv)  cause any of the assets owned by Metaphor to be reassessed or revalued by any taxing authority or other Governmental Body;

(v)  contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or

(vi)  result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Metaphor.

(d)  Except as set forth in Section 3.2(d) of the Metaphor Disclosure Schedule, Metaphor is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3  Capitalization; Shareholders.

(a)  The authorized equity securities of the Company consist of (1) 100,000,000 shares of common stock (the “Metaphor Common Stock”), par value $0.0001 per share, of which 509,705 shares are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, none of which is issued or outstanding. All of the outstanding shares of Metaphor Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other
    Contracts or commitments relating to the issuance, sale, or transfer of any Metaphor Common Stock or other securities of Metaphor. None of the outstanding equity securities or other securities of
    Metaphor was issued in violation of the Securities Act or any other Legal Requirement. Metaphor does not own, or have any Contract to acquire, any equity securities or other securities of any
    Person or any direct or indirect equity or ownership interest in any other business.

(b)  Metaphor has delivered to 8 Holdings, and will update at Closing pursuant to Section 2.5(b)(v), a complete and correct list of all the shareholders of Metaphor, including the number of shares of
    Metaphor Common Stock each shareholder owns. As of the date of this Agreement, as well as on the Closing Date, there are, and will be, at least 100 round-lot shareholders of Metaphor. A “round-
    lot shareholder” is a shareholder owning at least 100 shares of Metaphor.

3.4  Financial Statements; Securities and Exchange Commission Filings.

(a)  Metaphor has made available to the Purchaser each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other reports filed with the SEC by Metaphor or ABCI prior to the date of this Agreement, and will furnish to the Purchaser, at the time of filing with the SEC, true and complete copies of any additional documents filed with the SEC by Metaphor after the date hereof and prior to the Closing (collectively, the "SEC Documents"). As of their respective filing dates, the SEC
    Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and the rules promulgated thereunder, except as modified by subsequent reports. All documents required to be filed as exhibits to the SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Metaphor nor any of its Affiliates is in material default thereof. None of the SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)  Metaphor has delivered to 8 Holdings audited financial statements of Metaphor, as required by Form 10-KSB, as of and for the year ended December 31, 2004 (including the notes thereto, if any, the
    “Balance Sheet”).

(c)  The financial statements of Metaphor, including the notes thereto, included in the SEC Documents (the "Metaphor Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP and Regulation S-X (17 CFR Part 210), applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in quarterly reports on Form 10-QSB, as permitted by Form 10-QSB of the SEC). The Metaphor
    Financial Statements and the Balance Sheet fairly present the financial condition and operating results of Metaphor or ABCI at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments).

3.5  Books and Records

The books of account, minute books, stock record books, and other records of Metaphor and ABCI, all of which have been made available to the Purchaser, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls. The minute book of Metaphor contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors, and committees of the boards of directors of Metaphor, and no meeting of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Metaphor.

3.6  Assets; Accounts Receivable

Except as set forth in Section 3.6 of the Metaphor Disclosure Schedule, Metaphor owns no direct or indirect interest in any properties or assets (whether real, personal, or mixed and whether tangible or intangible). All accounts receivable, if any, of Metaphor on the accounting records of Metaphor as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the accounting records of Metaphor as of the Closing Date (which reserves are adequate and calculated consistent with past practice). There is no contest, claim, or right of set-off under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

3.7  No Undisclosed Liabilities; Liabilities as of the Closing Date

Metaphor has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.

3.8  Taxes.

(a)  Metaphor and ABCI have filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to either of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Metaphor has delivered to 8 Holdings copies of, and Section 3.7 of the Metaphor Disclosure Statement contains a complete and accurate list of, all such Tax Returns. Metaphor and ABCI have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Metaphor or ABCI, except such Taxes, if any, as are listed in Section 3.7 of the Metaphor Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in Section 3.7 of the Metaphor Disclosure Statement.

(b)  The United States federal and state income Tax Returns of Metaphor and ABCI subject to such Taxes have not been audited by the IRS or relevant state tax authorities. Except as described in
    Section 3.11 of the Metaphor Disclosure Schedule, neither Metaphor nor ABCI has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Metaphor or ABCI, or for which either Metaphor or ABCI may be liable.

(c)  The charges, accruals, and reserves with respect to Taxes on the respective books of Metaphor are adequate (determined in accordance with GAAP) and are at least equal to Metaphor’s liability for
    Taxes. There exists no proposed tax assessment against Metaphor. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by Metaphor. All Taxes that Metaphor is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d)  All Tax Returns filed by Metaphor are true, correct, and complete. There is no tax sharing agreement that will require any payment by Metaphor after the date of this Agreement.

3.9  No Material Adverse Change

Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Metaphor, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.10  Employee Benefits; Labor Matters.

(a)  Except as disclosed in Section 3.10 of the Metaphor Disclosure Schedule, neither Metaphor nor ABCI has ever sponsored, maintained, or participated in any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, employee pension benefit plans, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA for the benefit of any employee. Except as set forth in Section 3.10 of the Metaphor Disclosure Schedule, Metaphor has no employees, consultants, or independent contractors. Section 3.10 of the Metaphor Disclosure Schedule sets forth any compensation, accrued time off, retention bonus, or transaction bonus payable to any employee, consultant, or independent contractor of Metaphor.

(b)  There are no collective bargaining agreements to which either Metaphor or ABCI was a party or was subject to. Metaphor and ABCI complied with all applicable then current laws respecting employment and employment practices, terms and conditions of employment and wages and hour. Neither Metaphor nor ABCI has received written notice of any unfair labor practices complaint pending against them before the National Labor Relations Board.

3.11  Compliance With Legal Requirements; Governmental Authorizations.

(a)  Except as set forth in Section 3.11 of the Metaphor Disclosure Schedule:

(i)  Metaphor is, and Metaphor and ABCI at all times since December 31, 1996 have been, in full compliance with each Legal Requirement that is or was applicable to them or to the conduct or operation of their business or the ownership or use of any of their assets;

(ii)  no event has occurred or circumstance exists that (with or without notice or lapse of time):

(A) may constitute or result in a violation by Metaphor of, or a failure on the part of Metaphor to comply with, any Legal Requirement; or

(B) may give rise to any obligation on the part of Metaphor to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)  neither Metaphor nor ABCI has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding:

(A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement or Government Authorization; or

(B) any actual, alleged, possible, or potential obligation on the part of Metaphor or ABCI to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

3.12  Legal Proceedings; Orders.

(a)  There is no pending Proceeding: (i) that has been commenced by or against either Metaphor or ABCI, or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Metaphor or ABCI; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the
    Knowledge of Metaphor, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b)  Metaphor is, and at all times Metaphor and ABCI have been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject.

3.13  Absence of Certain Changes and Events

Except as set forth in Section 3.13 of the Metaphor Disclosure Schedule, since December 31, 2004, Metaphor has conducted its business only in the Ordinary Course of Business and there has not been any of the following:

(a)  change in Metaphor’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Metaphor; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Metaphor of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)  amendment to the Organizational Documents of Metaphor;

(c)  payment or increase by Metaphor of any bonuses, salaries, or other compensation to any stockholder, director, officer, employee, or independent contractor, or entry into any employment, severance, or similar Contract with any director, officer, employee, or independent contractor;

(d)  damage to or destruction or loss of any asset or property of Metaphor, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Metaphor, taken as a whole;

(e)  entry into, termination of, or receipt of notice of termination of any Contract or transaction;

(f)  sale, lease, or other disposition of any asset or property of Metaphor or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Metaphor, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(g)  cancellation or waiver of any claims or rights with a value to Metaphor;

(h)  material change in the accounting methods used by Metaphor; or

(i)  agreement, whether oral or written, by Metaphor to do any of the foregoing.

3.14  Contracts; No Defaults.

(a)  Section 3.14(a) of the Metaphor Disclosure Schedule contains a complete and accurate list, and Metaphor has delivered to 8 Holdings true and complete copies, of each Contract entered into by
    Metaphor, including without limitation, each of the following:

(i)  each joint venture, partnership, and other agreement (however named) involving a sharing of profits, losses, costs, or liabilities by Metaphor with any other Person;

(ii)  each agreement containing covenants that in any way purport to restrict the business activity of Metaphor or limit the freedom of Metaphor to engage in any line of business or to compete with any Person;

(iii)  each power of attorney that is currently effective and outstanding;

(iv)  each agreement for capital expenditures by Metaphor;

(v)  each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Metaphor; and

(vi)  each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Section 3.14(a) of the Metaphor Disclosure Schedule sets forth reasonably complete details concerning the terms of such Contracts, including the parties to the Contracts, and the amount of the remaining commitment of Metaphor under the Contracts.

(b)  Except as set forth in Section 3.14(b) of the Metaphor Disclosure Schedule, each Contract or other agreement identified or required to be identified in Section 3.14(a) of the Metaphor Disclosure
    Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

(c)  Except as set forth in Section 3.14(c) of the Metaphor Disclosure Schedule:

(i)  Metaphor is in full compliance with all applicable terms and requirements of each Contract under which Metaphor has or had any obligation or liability or by which Metaphor is bound;

(ii)  each other Person that has or had any obligation or liability under any Contract under which Metaphor has or had any rights is in full compliance with all applicable terms and requirements of such Contract;

(iii)  no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Metaphor or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract entered into by Metaphor; and

(iv)  Metaphor has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(d)  Except as set forth in Section 3.14(d) of the Metaphor Disclosure Schedule, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to or by Metaphor under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

3.15  Insurance.

(a)  Metaphor has delivered to 8 Holdings true and complete copies of all policies of insurance to which Metaphor is a party or under which Metaphor, ABCI, or any director or officer of Metaphor or
    ABCI, is or has been covered with respect to matters related to Metaphor or ABCI at any time;

(b)  Metaphor is not: (i) a Party to any self-insurance arrangement by or affecting Metaphor, including any reserves established thereunder; (ii) a party to any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by Metaphor; and (iii) obligated to third parties with respect to insurance (including such obligations under leases and service agreements).

3.16  Environmental Matters

Except as set forth in Section 3.16 of the Metaphor Disclosure Schedule:

(a)  Metaphor is, and Metaphor and ABCI at all times have been, in full compliance with, and have not been and are not in violation of or liable under, any Environmental Law. Metaphor has no basis to expect, nor has it or any other Person for whose conduct it is or may be held to be responsible received, any actual or Threatened order, notice, or other communication from any Governmental Body or Person of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any properties or assets (whether real, personal, or mixed) in which Metaphor or ABCI has had an interest, or with respect to any property at or to which
    Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Metaphor, ABCI, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)  There are no pending or, to the Knowledge of Metaphor, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any properties and assets (whether real, personal, or mixed) in which Metaphor or ABCI has or had an interest.

(c)  Metaphor has no basis to expect to receive, nor has it or any other Person for whose conduct it is or may be held responsible received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any properties or assets (whether real, personal, or mixed) in which Metaphor or
    ABCI had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Metaphor, ABCI, or any other Person for whose conduct Metaphor is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

3.17  Brokers or Finders

Metaphor and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.18  Disclosure.

(a)  No representation or warranty of Metaphor in this Agreement and no statement in the Metaphor Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)  No notice given pursuant to Section 11.3 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c)  There is no fact known to Metaphor that has specific application to Metaphor (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of Metaphor that has not been set forth in this Agreement or the Metaphor Disclosure Schedule.

4.	REPRESENTATIONS AND WARRANTIES OF 8 HOLDINGS

The Purchaser represents and warrants to Metaphor, with respect to itself, as follows:

4.1  Authority; No Conflict.

(a)  This Agreement constitutes the legal, valid, and binding obligation of that Purchaser, enforceable against that Purchaser in accordance with its terms. That Purchaser has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)  Neither the execution and delivery of this Agreement by that Purchaser nor the consummation or performance of any of the Contemplated Transactions that Purchaser will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of that Purchaser’s Organizational Documents; (ii) any resolution adopted by that
    Purchaser; (iii) any Legal Requirement or Order to which that Purchaser may be subject; or (iv) any Contract to which that Purchaser is a party or by which that Purchaser may be bound.

4.2  Investment Intent

     The Persons receiving Shares pursuant to Section 2.1 are acquiring the Shares for their own account and not with a view to distribution of the Shares within the meaning of Section 2(11) of the Securities Act.

4.3  Proceedings

There is no pending Proceeding that has been commenced against that Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To that Purchaser’s Knowledge, no such Proceeding has been Threatened.

4.4  Consideration

The Purchaser will have sufficient assets available at the Closing to pay the Consideration and to perform their respective obligations hereunder.

4.5  Brokers or Finders

That Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

5.	COVENANTS OF METAPHOR PRIOR TO CLOSING DATE

5.1  Access and Investigation

Between the date of this Agreement and the Closing Date, Metaphor will, and will cause Metaphor and its representatives to:

(a)  afford the Purchaser and its representatives full and free access to Metaphor’s personnel, properties, contracts, books and records, and other documents and data;

(b)  furnish the Purchaser with copies of all such contracts, books, records and other existing documents and data as the Purchaser may reasonably request; and

(c)  furnish the Purchaser with such additional financial, operating, and other data and information as the Purchaser may reasonably request.

5.2  Operation of the Business of Metaphor

Except as otherwise set forth in this Agreement, between the date of this Agreement and the Closing Date, Metaphor will conduct the business of Metaphor only in the Ordinary Course of Business, use its best efforts to preserve intact the current business organization of Metaphor, and otherwise report periodically to 8 Holdings concerning the status of the business, operations, and finances of Metaphor. Between the date of this Agreement and the Closing Date, prior to filing any SEC Document Metaphor will provide 8 Holdings with a draft of any such SEC Document, and Metaphor will obtain 8 Holdings written consent to file such SEC Document with the SEC.

5.3  Negative Covenants

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Metaphor will not, without the prior written consent of 8 Holdings, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.13 is likely to occur. Metaphor will not, without the prior written consent of 8 Holdings, take any action to alter the total number of shares of Metaphor common stock outstanding. Metaphor will not, without prior written consent of 8 Holdings, enter into any amendment to, or waive any of its rights under, the Baum Lock-Up Agreement, the JMAX Consulting Agreement or the Baum Note.

5.4  Required Consents

As promptly as practicable after the date of this Agreement, Metaphor will obtain all Consents required to be obtained by Metaphor in order to consummate the Contemplated Transactions, including, without limitation, the approval of the Contemplated Transactions by the stockholders of Metaphor.

5.5  Notification

Between the date of this Agreement and the Closing Date, Metaphor will promptly notify 8 Holdings in writing if Metaphor becomes aware of any fact or condition that causes or constitutes a Breach of any of Metaphor’s representations and warranties as of the date of this Agreement, or if Metaphor becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Metaphor will promptly notify 8 Holdings of the occurrence of any Breach of any covenant of Metaphor in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.6  No Negotiation

Until such time, if any, as this Agreement is terminated pursuant to Section 9, Metaphor will not, and will cause each of its representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than 8 Holdings) relating to any transaction involving the sale of the business or assets of Metaphor, or any of the capital stock of Metaphor other than pursuant to the Media Acquisition Agreement, or any merger, consolidation, business combination, or similar transaction involving Metaphor.

5.7  Common Stock of Metaphor Held in Escrow

If, at any time between the date of this Agreement and the Closing Date, there is a change in the number of outstanding shares of common stock of Metaphor, Metaphor shall, within 3 business days of such occurrence, provide the Escrow Agent with a certificate representing the number of shares of Metaphor Common Stock equal to 66.82% of the Metaphor Common Stock issued and outstanding on the date thereof, issueable to the Purchaser or its designees.

5.8  Efforts

Between the date of this Agreement and the Closing Date, Metaphor and Mr. Baum will use their reasonable commercial efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.	COVENANTS OF THE PURCHASER PRIOR TO CLOSING DATE

Between the date of this Agreement and the Closing Date, 8 Holdings will use its reasonable commercial efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7.	CONDITIONS TO THE PURCHASER’S OBLIGATION TO CLOSE

The Purchaser’s obligation to purchase the Shares and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by 8 Holdings, in whole or in part):

7.1  Accuracy of Representations

All of Metaphor’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Metaphor Disclosure Schedule.

7.2  Metaphor’s Performance

All of the covenants and obligations that Metaphor and Mr. Baum are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

7.3  Media Acquisition

The Media Acquisition either has closed prior to the Closing Date or is closing concurrent with the Closing of the transactions contemplated hereunder.

7.4  Consents

Each of the Consents identified in Section 3.2(d) of the Metaphor Disclosure Schedule must have been obtained and must be in full force and effect.

7.5  No Proceedings

Since the date of this Agreement, there must not have been commenced or Threatened against the Purchaser or Metaphor, or against any Person affiliated with the Purchaser or Metaphor, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6  No Prohibition

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Purchaser or any Person affiliated with the Purchaser to suffer any material adverse consequence under either any applicable Legal Requirement or Order, or any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

7.7  Shares Held by the Escrow Agent

Metaphor shall have instructed the Escrow Agent to release the shares of Metaphor Common Stock held by the Escrow Agent pursuant to Section 2.4(a) of this Agreement and the Escrow Agreement to the Purchaser or its designees.

7.8  Legal Opinion. 8 Holdings shall have received one or more opinions (which may be subject to knowledge and other qualifications and assumptions customary for this type of transaction as well as any reasoned analysis which is appropriate under the circumstances), dated the Closing Date, from counsel to Metaphor, as to the matters set forth on Exhibit 7.8.

8.	CONDITIONS TO METAPHOR’S OBLIGATION TO CLOSE

Metaphor’s obligation to deliver the Shares and to take the other actions required to be taken by Metaphor at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Metaphor, in whole or in part):

8.1  Accuracy of Representations

All of the Purchaser’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2  Purchaser’s Performance

All of the covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

8.3  No Injunction

There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the issuance of the Shares by Metaphor to the Purchaser or its designees.

8.4  Escrow Agent

8 Holdings shall have instructed the Escrow Agent to release the $65,000 held by the Escrow Agent pursuant to Section 2.4(b) of this Agreement and the Escrow Agreement to Mr. Baum at the time of Closing.

9.	TERMINATION

9.1  Termination Events

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)  by either 8 Holdings or by Metaphor if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived by the party not committing the Breach;

(b)  (i) by 8 Holdings if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if, at any time prior to the Closing Date, satisfaction of such a condition is or becomes impossible (other than through the failure of 8 Holdings to comply with its obligations under this Agreement) and 8 Holdings has not waived such condition on or before the Closing Date; or (ii) by
    Metaphor, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if, at any time prior to the Closing Date, satisfaction of such a condition is or becomes impossible
    (other than through the failure of Metaphor to comply with its obligations under this Agreement) and Metaphor have not waived such condition on or before the Closing Date;

(c)  by mutual consent of 8 Holdings and Metaphor; or

(d)  by either 8 Holdings or Metaphor if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this
    Agreement) on or before August 31, 2005, or such later date as the parties may agree upon.

9.2  Effect of Termination

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 11.2 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

9.3  Termination Fee. In the event that this Agreement is terminated pursuant to Sections 9.1(a), 9.1(b)(ii), 9.1(c), or 9.1(d), 8 Holdings shall pay to Mr. Baum a break up fee of $25,000 no later than 5 business days after the date this Agreement is terminated; provided, however, that this Section 9.3 shall not apply if the sole reason for the termination of this Agreement pursuant to Section 9.1(a) is a result of Metaphor committing a material Breach of any provision of this Agreement that has not been waived by 8 Holdings.

10.	INDEMNIFICATION; REMEDIES

10.1  Survival; Right To Indemnification Not Affected By Knowledge

All representations, warranties, covenants, and obligations in this Agreement other than Sections 2.6 and 10.2, the Metaphor Disclosure Schedule, the supplements to the Metaphor Disclosure Schedule, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and continue in full force and effect until the second anniversary of the Closing Date. The indemnity covenants and obligations of Mr. Baum in Sections 2.6 and 10.2 shall survive the Closing in full force and effect indefinitely. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2  Indemnification and Payment of Damages By Mark L. Baum

Mr. Baum will indemnify and hold harmless each of the Purchaser, Metaphor, and their respective representatives, stockholders, controlling persons, and Affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)  any Breach of any representation or warranty made by Metaphor in this Agreement (without giving effect to any supplement to the Metaphor Disclosure Schedule), the Metaphor Disclosure
    Schedule, the supplements to the Metaphor Disclosure Schedule, or any other certificate or document delivered by Metaphor pursuant to this Agreement;

(b)  any Breach by Metaphor or Mr. Baum of any covenant or obligation of Metaphor or Mr. Baum in this Agreement; or

(c)  any liability, costs, damages, or expenses incurred by any of them with respect to any of the Listed Liabilities.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to any Purchaser or the other Indemnified Persons.

10.3  Limitations on Indemnification

Mr. Baum will have no liability pursuant to Section 10.2(a) for a Breach of any representation or warranty that occurred prior to January 15, 2003, unless Mr. Baum had Knowledge of such Breach.

10.4  Procedure For Indemnification

(a)  Claim for Damages.  Any Indemnified Person seeking indemnification for any claim shall give written notice in accordance with Section 11.3 of this Agreement (an “Indemnification Claim”), promptly after discovery of the potential claim; provided, however, that an Indemnified Person shall not be foreclosed from seeking indemnification by any failure to provide timely notice of the existence of an Indemnification Claim, provided that the amount of any such claim will be reduced by the amount that the indemnifying party actually has been materially damaged or prejudiced as a result of such delay. All Indemnification Claims submitted shall be paid within thirty (30) calendar days after the later of written demand for such Indemnification Claim or final determination of the amount of the Indemnification Claim.

(b)  Defense of Third-Party Claims.  Promptly after the receipt by an Indemnified Person of notice of any claim of any third party, that is subject to indemnification hereunder, the Indemnified Person shall give written notice of such claim to the indemnifying party in accordance with Section 11.3, stating the nature and basis of such claim and the amount thereof, to the extent known; provided, however, that failure of an Indemnified Person to give such notice promptly shall not relieve the indemnifying party from any liability which it may have on account of this indemnification or otherwise, except to the extent that the indemnifying party is materially prejudiced thereby. The indemnifying party shall be entitled to participate in the defense or settlement of such matter and the parties agree to cooperate in any such defense or settlement and to give each other full access to all information relevant thereto and the indemnifying party shall not be obligated to indemnify an
    Indemnified Person hereunder for any settlement entered into without the indemnifying party’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

11.	GENERAL PROVISIONS

11.1  Expenses

    Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Metaphor covenants and agrees that no out-of-pocket expenses incurred in connection with this Agreement or the Contemplated Transactions will be unpaid as of the day before Closing. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2  Reverse Stock Split.

The Purchaser covenants and agrees that, for a period of eighteen months after the Closing Date, without the written consent of Mr. Baum, the Purchaser shall not consent to, vote for, or request a reverse stock split of the outstanding Metaphor Common Stock. Notwithstanding the foregoing, the parties to this Agreement hereby agree that this section shall not prohibit any issuance of Metaphor Common Stock to any third party, to any increase in the total number of shares of Metaphor Common Stock authorized, or any authorization or issuance of any class of equity in Metaphor that has preferences and rights superior to the Metaphor Common Stock.

11.3  Confidentiality

Between the date of this Agreement and the Closing Date, the Purchaser and Metaphor will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of the Purchaser and Metaphor to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless:

(a)  such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party;

(b)  the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or

(c)  the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request, and the provisions of this Section 11.2 will survive the Closing. If the Contemplated Transactions are consummated, the provisions of this Section 11.2 will survive the Closing with respect to the Metaphor and its officers, directors, and agents.

11.4  Notices

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when:

(a)  delivered by hand (with written confirmation of receipt);

(b)  sent by facsimile on a business day (with written confirmation of receipt), or on the next business day if sent by facsimile on any day other than a business day; or

(c)  when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

Metaphor:  Mark L. Baum, Esq.
Chief Executive Officer
Metaphor Corp.
580 Second Street, Suite 102
Encinitas, CA 92024
Fax: (760) 230-2305

8 Holdings: Stephen Cherner
8 Holdings LLC
1900 Ninth Street
Boulder, CO 80302
Fax: (303) 449-7799
with a copy to: Alan Talesnick, Esq.
Patton Boggs LLP
1660 Lincoln Street
Suite 1900
Denver, CO 80264
Fax: (303) 894-9239

11.5  Jurisdiction; Service of Process

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the federal or state courts located in the State of Colorado, County of Denver, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.6  Further Assurances

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7  Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law:

(a)  no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;

(b)  no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and

(c)  no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8  Entire Agreement and Modification

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Agreement in Principle between 8 Holdings and Metaphor dated December 30, 2004) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.9  Metaphor Disclosure Schedule.

(a)  The disclosures in the Metaphor Disclosure Schedule, and those in any supplement thereto, relate only to the representations and warranties in the Section of the Agreement in which they are expressly designated and not to any other representation or warranty in this Agreement.

(b)  In the event of any inconsistency between the statements in the body of this Agreement and those in the Metaphor Disclosure Schedule (other than an exception expressly set forth as such in the
    Metaphor Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

11.10  Assignments, Successors, and No Third-Party Rights

Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that the Purchaser may assign any of its rights under this Agreement to any Affiliate of the Purchaser. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.11  Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12  Section Headings, Construction

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.13  Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.14  Governing Law

This Agreement will be governed by the laws of the State of Nevada without regard to conflicts of laws principles.

11.15  Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.16  Further Documents. The parties agree that, in the interests of executing this Agreement at this time, which the parties agree is important to the consummation of the various related transactions, this Agreement is being executed prior to 8 Holdings’ receipt and review of the Metaphor Disclosure Schedules and certain other documents and materials required to be provided by Metaphor to 8 Holdings (all such Metaphor Disclosure Schedules, documents and materials are referred to collectively as the “Required Documents”). As a result, the parties hereto acknowledge and agree that 8 Holdings shall be entitled to terminate this Agreement, in its discretion, at any time not later than 10 business days after receipt of the Required Documents.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

METAPHOR CORP.	MARK L. BAUM, as an individual

By:	________________________, as an individual
Title:
Name (printed):

8 HOLDINGS LLC

By:
Title:
Name (printed):

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